Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 Futures Excess Return Index (ticker: “ SPXFP ”) Pricing date: November 30, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: December 3, 2026 Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically redeemed for an amount equal to the principal plus the applicable premium Premium: At least 10.00% per annum* CUSIP / ISIN: 17291TK49 / US17291TK496 Final b uffer value: 85% of the initial underlying value Buffer percentage: 15% Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value : $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Al l payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 1, 2023 *The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Buffered Autocallable Securities Linked to the S&P 500 Futures Excess Return Index

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,300.00 75.00% $1,300.00 50.00% $1,300.00 30.00% $1,300.00 0.00% $1,300.00 - 5.00% $1,000.00 - 15.00% $1,000.00 - 15.01% $999.90 - 70.00% $450.00 - 100.00% $150.00 Valuation Date on Which the Closing Value of Underlying Exceeds Initial Underlying Value Premium Hypothetical Redemption December 3, 2024 10.00% $1,100.00 February 28, 2025 12.50% $1,125.00 May 30, 2025 15.00% $1,150.00 September 2, 2025 17.50% $1,175.00 December 1, 2025 20.00% $1,200.00 March 2, 2026 22.50% $1,225.00 June 1, 2026 25.00% $1,250.00 August 31, 2026 27.50% $1,275.00 If the closing value of the underlying is not greater than or equal to the initial underlying value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. B C D A Hypothetical Payment at Maturity per Security** A B C D

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure, but no upside exposure, to the underlying. • You will not receive dividends or have any other rights with respect to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The issuer and its affiliates may have economic interests that are adverse to yours. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.